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EXHIBIT 99.1               PRESS RELEASE

July 08, 2003

                                  PRESS RELEASE
                   Lawrence Financial Holdings, Inc. Announces
            Basic Earnings Per Share of $0.21 for Second Quarter 2003

LAWRENCE FINANCIAL HOLDINGS, INC. - Ironton, Ohio (OTCBB:LWFH) reported basic earnings per share of $0.21 and diluted earnings per share of $0.20 for the second quarter ended June 30, 2003 compared to basic earnings per share of $0.31 and diluted earnings per share of $0.29 for the second quarter of 2002. In the first six months of 2003 the Company reported basic earnings per share of $0.41 and diluted earnings per share of $0.40 compared to basic earnings per share of $0.57 and diluted earnings per share of $0.55 per share for the same period in 2002. Net income for the second quarter of 2003 was $125,000, a decrease of $2,000, or 2%, when compared to the first quarter of 2003. During the first six months of 2003 net income for the Company was $251,000, a decrease $141,000, or 36%, when compared to the first six months of 2002. Mr. Jack Blair, President and CEO of Lawrence Financial Holdings, Inc. remarked:

              "It has been a little  over two and  one-half  years since our conversion from 'mutual' to 'stock'. During this time we have implemented several significant strategic changes. The pending conversion to a new data processor will certainly be one of the most important events to-date. Beginning at the date of conversion, July 11, 2003, our customers will realize several significant benefits from the improved financial products and services being offered through our banking subsidiary, Lawrence Federal Savings Bank. The Company will benefit from greatly improved management and communication systems and reduced data processing costs (approximately $10,000 per month in savings). The deconversion costs incurred by the Company in the first six months of 2003 have exceeded $70,000 and we will continue to incur additional costs through July and August. From the beginning of this process we had anticipated that deconversion costs would total approximately $80,000 and it appears that this estimate will be close to the actual costs. The expected payback period of eight months, combined with improved services, products, management systems and reduced data processing costs truly creates a unique opportunity for the Company to enhance customer service and shareholder value.

              In previous earnings releases I have used the `remarks' section to discuss our non-performing assets ("NPA's") and I believe it is important to again highlight the current status of these accounts. To better position the Company for increased charge-off activity we have expensed $495,000 of provision in the half of 2003 compared to $330,000 expensed during the same period in 2002.


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              During  the  first  six  months  of  2003,   the  Company  has
     experienced net charge-offs to the allowance for loan losses ("ALL") of approximately $482,000, of which $272,000 occurred in the second quarter. At June 30, 2003, the Company had a ratio of ALL to gross loans of 1.22% compared to 1.24% at the end of the prior quarter and 1.01% on the same date in 2002.

              We believe that current levels of charge-off activity will likely continue through the third quarter of 2003 and may extend through the last half of this year. The Company will continue to closely monitor the adequacy of our ALL in a manner consistent with generally accepted account principals ("GAAP") and regulatory guidelines. The Company is encouraged by trends showing reduced NPA's over the last two quarters and we believe that these trends will eventually result in reduced charge-off activity and lower provision expense most likely beginning in the first quarter of 2004."

     Asset quality improved in the second quarter of 2003. Non-performing assets totaled $1.5 million at June 30, 2003, or 1.12% of assets. Of this amount:
$672,000 were loans 90 days or more past due and still accruing ("Accr") interest; $771,000 were loans in a non-accrual ("N-Acr") status; and the remaining balance of $75,000 were other real estate properties owned ("OREO"). The following table provides a summary of non-performing asset balances for the current quarter and the prior four quarters:


                      NPA          NPA        Accr        Accr      N-Accr     N-Accr       OREO        OREO
      Quarter         $(a)          %         $(a)         %         $(a)        %          $(a)          %
       Ended                     Assets                  Assets                Assets                  Assets
  ---------------- ----------- ------------ ---------- ----------- --------- ----------- ----------- ----------
     06/30/03        $1,518       1.12%        $672      0.50%       $771      0.57%          $75       0.06%
     03/31/03         1,823       1.34%       1,056      0.78%        656      0.48%          111       0.08%
     12/31/02         2,118       1.58%       1,436      1.07%        531      0.41%          151       0.10%
     09/30/02         1,650       1.21%         980      0.72%        593      0.43%           77       0.06%
     06/30/02         1,610       1.20%         820      0.61%        759      0.57%           31       0.02%

  (a) All dollar values are shown in thousands.

         Lawrence Financial reported earnings for the second quarter and the six months ended June 30, 2003, of $125,000 and $251,000, respectively, compared to $200,000 and $392,000, respectively, for the same periods in 2002. Net interest income was $1.3 million for the three months ended June 30, 2003, and $2.6 million for the first six months of 2003 reflecting a decrease of $21,000 when compared to the same quarter in 2002 and an increase of $49,000 over the first six months in 2002. Net interest margin for the second quarter of 2003 averaged 4.05% compared to 4.17% for the same period in 2002. Through the first six months of 2003 net interest margin averaged 4.08% compared to 4.06% for the same period in 2002. For the six months ended June 30, 2003, the average yield on earning assets was 6.16%, a decrease of 116 basis points when compared to the same period in 2002. The reduction in the yield on earning assets was more than offset by a reduction in the average cost of funding for earning assets which was 2.08% for the six



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month ended June 30, 2003,  a decrease of 118 basis points when  compared to the same period in 2002. This reduction in cost was generated by changes in both the mix of, and the rate paid for, interest bearing deposits. The Company had no borrowed funds during the quarter.

         Non-interest income increased $164,000, or 48%, for the six-month period as compared to the same period ended June 30, 2002. The Company recognized $300,000 in non-interest income in the first quarter of 2003 and $203,000 in the second quarter of 2003 compared to $166,000 and $173,000, respectively, for the same periods in 2002. In the first six months of 2003, the Company recognized $185,000 in gains from the sale of securities and a loss of ($17,000) from the sale of assets.

         Non-interest expense increased $268,000, or 14%, for the six months ended June 30, 2003, as compared to the same period in 2002. The Company experienced a $117,000, or 14%, increase in salaries, wages and benefits paid during the first six months of 2003 compared to the same period in 2002, which reflects the addition of employees in the loan collection, loan review, internal audit and operations departments within the Company's banking subsidiary. The Company increased 2003 salaries and wages by an average of 3% and the cost of employee health benefits has increased by 26% over 2002 costs. In addition to increased salaries, wages and benefits: fees related to data processing services have increased by $91,000, or 34%, with $71,000 of the increase directly related to costs incurred in preparation for the July, 2003 deconversion from our current data processor; legal fees paid have increased $21,000, or 21%, most of which is a result of actions taken in the collection of delinquent loans; and miscellaneous expenses related to the repossession of indirect loans increased $27,000, or 46%, compared to expenses recorded for this activity in the first six months of 2002.

         Provision for loan losses was $495,000, an increase of $165,000, or 50%, for the six month period ending June 30, 2003 when compared to the same period in 2002. At June 30, 2003, the Company's allowance for loan losses as a percentage of gross loans outstanding increased by 21 basis points, from 1.01% to 1.22%, when compared to totals at June 30, 2002. Management considers the Company to be adequately reserved and will assess the need for additional reserves on at least a quarterly basis.

         Stockholders' equity at June 30, 2003, was $13.9 million, or 10.3% of total assets. This balance is a decrease of $901,000, or 6%, when compared to stockholder's equity at December 31, 2002. The decrease reflects treasury stock purchases totaling $1.0 million, offset in part by net income for the period. At June 30, 2003 book value per share was $21.36 compared to $20.97 at December 31, 2002.

         Lawrence Financial Holdings, Inc. is the holding company for Lawrence Federal Savings Bank, a federally chartered savings bank headquartered in Ironton, Ohio. Lawrence Federal operates a total of five full-service banking offices with locations in Ironton, Chesapeake, South Point, Rome and Wheelersburg in southeastern Ohio.


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         This release contains  "forward-looking  statements" which may describe future plans and strategies, including our expectations of future financial results. Management's ability to predict results or the effect of future plans or strategies is inherently uncertain. Factors that could affect our actual results include market interest rate trends, the general regional and national economic climate, our ability to control costs and expenses, actions by our competitors and federal and state regulation. As we have no control over these factors, they should be considered in evaluating any forward-looking statements and undue reliance should not be placed on such statements.


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


                                       LAWRENCE FINANCIAL HOLDINGS, INC.
                                       CONSOLIDATED FINANCIAL HIGHLIGHTS
                                                 (UNAUDITED)
                                   IN THOUSANDS, EXCEPT FOR PER-SHARE AMOUNTS


                                        Three Months Ended                 Six Months Ended
                                              June 30,                         June 30,
                                        2003           2002               2003          2002
                                      --------       --------           --------      --------
Operating Data:
Total interest income                 $  1,891       $ 2,239            $  3,869      $ 4,514
Total interest expense                     628           955               1,309        2,003
                                      --------       --------           --------      --------
   Net interest income                   1,263         1,284               2,560        2,511
Provision for loan losses                  195           180                 495          330
                                      --------       --------           --------      --------
   Net interest income after
       provision for loan losses      $  1,068       $ 1,104            $  2,065      $ 2,181
Non-interest income                        203           173                 503          339
Non-interest expense                     1,103         1,001               2,230        1,962
                                      --------       --------           --------      --------

    Income before income taxes        $    168       $   276            $    338      $   558
Income taxes                                43            76                  87          166
                                      --------       --------           --------      --------

   Net income                         $    125       $   200            $    251      $   392
                                      ========       ========           ========      ========

Per Common Share Data:
   Basic:
        Net Income                    $   0.21       $  0.31            $   0.41      $  0.57
        Avg Shares Outstanding         601,941       653,005             617,446      683,557
   Diluted:
        Net Income                    $   0.20       $  0.29            $   0.40      $  0.55
        Avg Shares Outstanding         613,354       677,755             632,784      707,917

Cash Dividends Per Common
    Share Declared:                   $   0.07       $  0.07            $   0.14      $  0.14

Return on Average Equity:                 3.58%         5.49%               3.55%        5.22%

Return on Average Assets:                 0.37%         0.60%               0.37%        0.59%



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


                                        LAWRENCE FINANCIAL HOLDINGS, INC.
                                  CONSOLIDATED FINANCIAL HIGHLIGHTS - CONTINUED
                                                   (UNAUDITED)
                                                  IN THOUSANDS


Selected Financial Condition Data As Of:

                                             Current Year - 2003              Prior Year - 2002
                                        Jun 30             Mar 31           Dec 31         Jun 30
                                    -------------       ------------      -----------     ---------
Total assets                          $ 135,313          $ 136,081         $ 134,389     $ 136,164
Cash and cash equivalents                11,250             14,992            16,141        13,407
Investment securities                    26,256             18,599            14,192        11,497
Gross loans receivable                   92,423             96,571            97,568       105,266
Allowance for loan losses                 1,124              1,201             1,111         1,058
Loans receivable, net                    91,299             95,370            96,457       104,208
Deposits                                120,644            121,139           118,926       117,029
Federal Home Loan Bank advances              --                 --                --         2,000
Stockholders' equity                     13,888             14,252            14,789        14,517

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

FOR MORE INFORMATION PLEASE CONTACT:

         Lawrence Financial Holdings, Inc.
         Jack Blair or RobRoy Walters, 740/532-0263
         Fax:   740/532-1885